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                       May 27, 2022

       Brian T. Moynihan
       Chief Executive Officer
       Bank of America Corporation
       100 N. Tryon Street
       Charlotte, NC 28255

                                                        Re: Bank of America
Corp /DE/
                                                            Form 10-K for the
fiscal period ending December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-06523

       Dear Mr. Moynihan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance